Exhibit 99.1
Crosstex Completes Acquisition of Processing and Liquids Business for $486.4 Million
DALLAS, Nov 01, 2005 /PRNewswire-FirstCall via COMTEX News Network/ — Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) announced today that, through its wholly-owned subsidiary Crosstex Energy Service, L.P., the company has completed the previously-announced acquisition of the El Paso Corporation’s (NYSE: EP) processing and liquids business in South Louisiana for $486.4 million.
“These assets have been operated by a great group of employees, and we welcome them as our new teammates in South Louisiana and in our new Houston office,” said Barry E. Davis, President and Chief Executive Officer of Crosstex Energy. “We expect a smooth integration with our existing South Louisiana assets, and expect to be able to capitalize on synergies almost immediately.”
The acquired assets include 2.0 billion cubic feet per day (Bcf/d) of processing capacity, 66,000 barrels per day of fractionation capacity, 2.4 million barrels of underground storage, and approximately 450 miles of liquids transport lines. The assets provide Crosstex with the opportunity to participate in the growing development of deepwater Gulf of Mexico reserves.
About Crosstex
Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates approximately 5,000 miles of pipeline, nine processing plants, four fractionators and over 100 natural gas amine treating plants.
Crosstex Energy, Inc. (Nasdaq: XTXI) owns the two percent general partner interest, a 44 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 27E of the Securities Exchange Act of 1934, as amended. All statements other than historical facts included herein, including statements regarding the anticipated synergies, constitute forward-looking statements. Although the Partnership believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Contact: Barry E. Davis, President and Chief Executive Officer
William W. Davis, Executive V.P. and Chief Financial Officer
Phone: (214) 953-9500
SOURCE Crosstex Energy, L.P.
Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive
V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500
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